EXHIBIT 5.01
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    [ORIGINAL ON KUMMER KAEMPFER BONNER & RENSHAW LETTERHEAD]


                           May 2, 1996



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

          Re:  Showboat Marina Casino Partnership and
               Showboat Marina Finance Corporation
               Registration Statement on Form S-4
               13 1/2% Series B First Mortgage Notes Due 2003
               $140,000,000 Principal Amount

Ladies and Gentlemen:

           As counsel to Showboat Marina Casino Partnership, an Indiana general partnership (the "Showboat Partnership"), and Showboat Marina Finance Corporation, a Nevada corporation and a wholly-owned subsidiary of Showboat Partnership (the "Finance Corporation" and, together with Showboat Partnership, the "Company"), we are rendering this opinion letter in connection with the registration by the Company of 13 1/2% Series B First Mortgage Notes Due 2003 in the principal aggregate amount of $140,000,000 (the "New Notes") proposed by the Company to be exchanged for the Company's outstanding 13 1/2% Series A First Mortgage Notes Due 2003. The New Notes will be senior secured obligations of the Company and will rank PARI PASSU in right of payment with all other senior indebtedness of the Company.

           We have examined the Indenture (the "Indenture") among the Company, and American Bank National Association (the "Trustee"), and we have examined such other papers, documents, records of the Company and certificates of public officials as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to originals of documents submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinions, we have relied upon resolutions of the Board of Finance Corporation and Showboat Indiana, Inc.

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Securities and Exchange Commission
May 2,1996
Page 2


           On the basis of the foregoing and in reliance thereon, we are of the opinion that when: (i) the Registration Statement on Form S-4 covering the New Notes shall have become effective under the Securities Act of 1933, as amended (the "Act"); (ii) the securities, Blue Sky and gaming laws of certain states shall have been complied with; and (iii) the New Notes shall have been authenticated and issued as provided in the Indenture and exchanged and shall be legally issued, fully paid, non-assessable and binding obligations of the Company.

           The obligations of the Company referred to in the preceding paragraph will be enforceable in accordance with their respective terms, except as the same may be limited by, and subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) by general principles of equity, whether enforcement is considered in a proceeding in equity or law, which provide, among other things, that the remedies of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           We hereby consent to the filing of this opinion letter as an exhibit to the above-referenced registration statement filed with the Securities and Exchange Commission under the Act and the use of our name under the caption "Legal Matters" in the registration statement and in the prospectus contained therein.

                              Very truly yours,

                              /s/
                              KUMMER KAEMPFER BONNER & RENSHAW
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